Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:

Sheree Aronson

(714) 247-8290

sheree.aronson@amo-inc.com

Media:

Steve Chesterman

(714) 247-8711

steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

THIRD-QUARTER 2006 RESULTS AND REVISED GUIDANCE

(SANTA ANA, CA), October 26, 2006 — Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the third quarter of 2006 and revised guidance for 2006 and 2007.

The company reported net sales of $258.6 million, a 4.2 percent increase compared to the same quarter last year.  The rise reflects improved branded multipurpose solution sales, increased demand for the company’s premium refractive and aspheric monofocal intraocular lenses (IOLs), continued international expansion of the company’s laser vision correction business and a 0.6 percent increase related to foreign currency.  Third-quarter net sales growth was unfavorably impacted by the planned loss of $6.6 million in sales related to product rationalizations.

AMO reported income under Generally Accepted Accounting Principles (GAAP) of $87.2 million, or $1.42 per diluted share.  A pre-tax net gain of $102.9 million related to the settlement of legal matters increased after-tax earnings per share by $0.99.  The third-quarter results also included pre-tax net charges of $4.0 million associated with recently completed business rationalization and repositioning initiatives, $3.9 million associated with note repurchases and $2.3 million in an unrealized gain on derivative instruments, all of which decreased after-tax earnings per share by $0.07.  The third-quarter results also included a $0.05 per share impact associated with stock-based compensation expense.

In the third quarter of 2005, the company reported a GAAP net loss of $31.2 million, or a loss of $0.47 per share.  These results included $55.4 million in after-tax charges related primarily to the May 2005 acquisition of VISX, Incorporated, termination of a distributor contract and other acquisitions and integrations related charges.  This third quarter loss per share excluded the $0.02 effect of dilutive instruments that, when combined with the charges, had an effect of reducing earnings per share by $0.82.

-more-

“Our third-quarter results demonstrate meaningful progress in terms of sales growth, market penetration of branded technologies, operating expense management and cash flow from operations,” said Jim Mazzo, AMO chairman, president and chief executive officer.  “While these favorable trends bode well for the strength of AMO’s strategy, market conditions in certain high-margin segments and challenging pricing environments for some of our cataract products have caused us to adopt a more conservative outlook for the balance of 2006 and 2007.  We believe the AMO strategy has and will continue to deliver significant revenue growth and margin expansion in the future.”
Financial Guidance

AMO’s revised financial guidance for 2006 and 2007 is as follows:

	2006		2007
	Previous	Current	Previous	Current
Revenue (in millions)	$1,010-$1,020	(unchanged)	Approx. $1,100	$1,080-$1,100
Adjusted Gross Margin	Approx. 66%	Approx. 65%	Approx. 69%	Approx. 66%
Adjusted Operating Margin	Approx. 22%	Approx. 21%	Approx. 25%	Approx. 22%
Adjusted EPS	$1.90-$1.95	$1.85-$1.90	Approx. $2.60	$2.25-$2.35

AMO revised its outlook for 2006 and 2007 adjusted EPS because it now expects the planned shift in sales mix to occur at a slower pace than originally forecast.  This should, in turn, affect the pace of gross margin expansion.  This change in timing is due primarily to slower-than-expected refractive implant and U.S. laser vision correction procedure growth, and pricing pressures on conventional cataract products in certain international markets. In addition, the company now plans to expand its eye care manufacturing in order to meet increased market demand for its branded multipurpose solutions, which is expected to limit gross margin expansion of its eye care business in 2007.

Cataract/Implant Sales Overview

Third-quarter Cataract/Implant sales grew 4.0 percent over the same period last year to $125.2 million, primarily reflecting increased demand for the company’s premium-priced refractive and aspheric monofocal IOLs, and a 0.9 percent benefit from foreign currency.  Below are highlights of the Cataract/Implant categories for the third quarter of 2006.  Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Total IOL sales rose 10.3 percent to $69.7 million, due primarily to increased demand for the company’s Tecnis® aspheric monofocal IOLs and its portfolio of refractive IOLs.  IOL sales were unfavorably impacted by the company’s planned rationalization of older-generation, lower-margin products that no longer fit its growth strategy.

•                  Third-quarter sales of Tecnis® monofocal IOLs, with a patented, wavefront-designed aspheric surface and a unique FDA claim for improved functional vision, rose more than 200 percent.

•                  Third-quarter sales of refractive IOLs were $12.7 million, up 97.7 percent from the year-ago quarter and up 6.6 percent sequentially. The company expects 2006 refractive implants to be in the range of $45 million to $50 million.  For 2007, the company forecasts refractive implant sales growth of approximately 45 percent to $70 million.

•                  Viscoelastics sales were unchanged at $30.8 million, due primarily to lost sales from discontinued product lines and pricing pressures, primarily in parts of Europe and Japan.

Unit sales of the company’s flagship Healon® line of viscoelastics grew approximately 5 percent.

•                  Phacoemulsification sales declined 2.3 percent to $20.1 million, due primarily to lost sales from discontinued products and lower surgical pack sales in certain Asian markets.  During the quarter, the company’s new unit placements rose 15 percent.

Laser Vision Correction (LVC) Sales Overview

Third-quarter LVC sales grew 1.2 percent over the same period last year to $50.8 million, reflecting softer U.S. procedure volumes, offset by increased demand for CustomVue™ treatment and strong international system sales.  Below are highlights of LVC categories for the third quarter of 2006.  Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Licensing and related sales grew 6.3 percent to $33.1 million, reflecting increased penetration of the company’s CustomVue™ procedure on a global basis, partially offset by soft U.S. LVC procedure volumes.

•                  For the 12 months ended September 29, 2006, approximately 58 percent of the company’s U.S. procedures were wavefront-guided CustomVue™ treatments, and total U.S. procedure volume declined approximately 3 percent.  For 2007, the company expects its U.S. procedures to grow approximately 2 to 4 percent, and for the U.S. mix of CustomVue™ to be in the 60 percent range.

•                  International sales of CustomVue™ treatments accounted for 11 percent of the company’s total licensing and other sales.  This performance, which represents a 15 percent increase over the second quarter of 2006 and a 46 percent increase over the first quarter of 2006, reflects the company’s progress in expanding its LVC business to select international markets.

•                  System sales declined to $9.9 million from $11.1 million in the same period last year, when the company was conducting the U.S. rollout of Iris Registration, a technology for precisely aligning the Advanced CustomVue™ treatment.

Eye Care Sales Overview

Third-quarter eye care sales rose 6.4 percent over the same period last year to $82.6 million.  This performance reflects growth in branded multipurpose solutions, a slight decline in hydrogen peroxide solution sales, lost sales associated with planned product rationalizations and a 0.3 percent benefit from foreign currency.  Below are highlights of eye care categories for the third quarter of 2006.  Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Multipurpose solution sales rose 17.0 percent to $48.1 million, driven primarily by a 35.0 percent increase in sales of the company’s flagship COMPLETE® brand multipurpose solution.

•                  U.S. sales of COMPLETE® MoisturePlus™ rose 36.3 percent, reflecting the growing demand for the company’s proprietary solution and the removal of a major competitor’s product from the market earlier this year.  According to IRI, an independent market research firm, COMPLETE® dollar share of the U.S. branded multipurpose solution market was 15.9 percent for the five weeks ended September 17, 2006, representing a 37 percent increase since the beginning of 2006.

•                  Sales of hydrogen peroxide solutions declined 0.8 percent to $18.3 million, reflecting primarily a slowdown in the rate of this market’s contraction in Japan and Europe.

•                  Sales of other eye care products declined 10.3 percent to $16.2 million, reflecting the planned rationalization of older-generation products, partially offset by a 7.0 percent increase in contact lens rewetters.

Financial Highlights

Below are additional highlights of the third-quarter 2006 results.

•                  Gross profit rose 1.5 percent to $163.1 million and included $4.5 million in charges associated with business repositioning initiatives.  The gross profit in the year-ago period was $160.8.million, including $1.6 million in charges associated with acquisitions and integrations.

•                  Research and development (R&D) expense was $16.1 million, or 6.2 percent of sales, compared to $18.5 million, or 7.5 percent of sales in the same period last year.  R&D expense in 2005’s third quarter included approximately $2 million in expenses that were subsequently eliminated as part of the integration of VISX.

•                  SG&A expense was $96.3 million, or 37.2 percent of sales.  In the third quarter of 2005, the company reported SG&A expense of $117.8 million, or 47.5 percent of sales, including $16.4 million in charges associated primarily with the termination of a distributor agreement, and acquisitions and integrations.

•                  Operating income was $154.2 million, including a $102.9 million net gain related to the settlement of legal matters, and $4.0 million in net charges associated with rationalization and repositioning initiatives.  This compares to an operating loss of $14.9 million in the year-ago quarter due primarily to charges related to acquisitions.

•                  Non-operating expense was $12.0 million, including $3.9 million in charges and write-offs associated with the note repurchases, and a $2.3 million unrealized gain on currency derivatives.  In the year-ago quarter, non-operating expense was $10.6 million, including a $3.8 million write-off associated with repayment of the company’s Term B loan during the quarter and a $0.2 million unrealized gain on currency derivatives.

•                  At the end of the quarter, the company’s cash and equivalents were $38.8 million, compared to $40.8 million at the end of 2005.  Total debt at the end of the quarter was $883 million, compared to $560 million at the end of 2005.  Year to date cash flow from operations was approximately $188 million, including $111 million related to settlement of legal matters.  This compares to cash flow from operations of $45 million for the first half of 2006.

Nine-Month Financial Results

Net sales for the first nine months of 2006 rose 12.9 percent to $753.9 million from $667.8 million in the same period last year.  The rise reflects the May 2005 VISX acquisition and increased sales of technologically advanced products, offset by planned sales declines related to the rationalization of non-strategic products and a 1.3 percent decline related to foreign currency.

The company reported GAAP net income of $87.1 million for the first nine months of 2006, or $1.30 per diluted share.  A pre-tax gain on settlement of legal matters of $96.9 million increased after-tax earnings by $0.85 per diluted share.  This was offset by pre-tax net charges of $87.5 million, which reduced after-tax earnings by $0.91 per diluted share.  Charges included $46.4 million related to business repositioning initiatives, $18.3 million for inventory provisions, manufacturing and distribution charges related to discontinued products and other charges, $22.1 million related to note repurchases, and $0.7 million in an unrealized loss on derivative instruments.  For the nine months of 2005, the company reported a GAAP net loss of $455.5 million, or a loss of $9.01 per share.  These results included after-tax charges of $511.1 million related primarily to acquisitions that had the effect of reducing earnings per share by $10.05.

Live Webcast & Audio Replay

AMO will host a live Web cast to discuss third-quarter 2006 results and review future expectations today at 10:00 a.m. ET.  To participate and download the slides that accompany the company’s conference call remarks, visit www.amo-inc.com.  An audio replay will be available at approximately noon ET today and will continue through midnight ET on Thursday, November 9th at 800-642-1687 (Passcode 7162717) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages.  Products in the cataract/implant line include intraocular lenses, phacoemulsification systems, viscoelastics, and related products used in cataract and refractive lenticular surgery.  Products in the laser vision correction line include laser systems, wavefront diagnostic systems, microkeratomes and related products used in corneal refractive surgery.  AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront® System, CustomVue™ procedure, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops.  Among the eye care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products.  Amadeus is a licensed product of, and a trademark of, SIS, Ltd.  AMO is based in Santa Ana, California, and employs approximately 3,800 worldwide.  The company has operations in 24 countries and markets products in approximately 60 countries.  For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for EPS for 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions or reorganization, rationalizations and repositioning strategies, recapitalization and litigation settlement. Our guidance for adjusted EPS includes the impact of stock-based compensation expense now being recognized under Statement of Financial Accounting Standards No. 123R (FAS123R) issued by the Financial Accounting Standards Board. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted EPS is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted EPS to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

Our guidance for gross margins for 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted gross margin guidance includes the impacts of adoption of FAS123R and excludes any charges associated with acquisitions and rationalization and repositioning strategies and litigation settlement. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s gross margin, absent special charges which can result in significant variations. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of our product lines against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business lines. The economic substance related to our use of adjusted gross margins is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted gross margins to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future and pending transactions and initiatives.

Our guidance for operating margins for 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted operating margin guidance includes the impact of adoption of FAS123R and excludes any charges associated with acquisitions, rationalization and repositioning strategies and litigation settlement. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s operating margin, absent special charges which can result in significant variations. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of our business, against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the business operations. The economic substance related to our use of adjusted gross margins is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted operating margins to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future and pending transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s revenue, adjusted earnings per share, adjusted gross margin and adjusted operating margin estimates for 2006 and 2007, estimated refractive implant sales for 2006 and 2007, and estimated 2007 U.S. LVC procedure volume and mix of CustomVue™ treatments. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.  The company often does not know what the actual results will be until after a quarter’s or year’s end.  Therefore, the company will not report or comment on its progress during the quarter.  Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding financial guidance and forecasts described above, plans for manufacturing expansion, statements of Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements.  All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release.  Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with AMO’s ability to offset sales of discontinued products; changing competitive, regulatory and market conditions; unexpected trends in the contact lens or lens care markets; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; consumer spending and confidence; product liability claims; quality issues or recalls; litigation; and the uncertainties associated with intellectual property protection for the company’s products.  In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results.  Therefore, the reader is cautioned not to rely on these forward-looking statements.  AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO.  AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2005 Form 10-K filed in March 2006 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8348.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Net sales:
Cataract/Implant	$125,207	$120,425	$380,081	$364,881
Laser Vision Correction	50,827	50,220	165,174	68,455
Eye Care	82,568	77,588	208,616	234,507
	258,602	248,233	753,871	667,843

Cost of sales (A)	95,474	87,452	274,682	245,369
Gross profit	163,128	160,781	479,189	422,474

Selling, general and administrative	96,297	117,814	291,125	299,223
Research and development	16,105	18,520	49,643	44,820
In-process research and development	—	39,300	—	490,750
Business repositioning costs (credits)	(547)	—	46,427	—
Net gain on legal contingencies	(102,896)	—	(96,896)	—
Operating income (loss)	154,169	(14,853)	188,890	(412,319)

Non-operating expense (income):
Interest expense	9,783	8,831	22,318	23,569
Unrealized loss (gain) on derivative instruments	(2,252)	(179)	650	(1,169)
Loss due to early retirement of convertible senior subordinated notes	2,985	—	18,783	545
Other, net	1,521	1,940	3,069	198
	12,037	10,592	44,820	23,143

Income (loss) before income taxes	142,132	(25,445)	144,070	(435,462)
Provision for income taxes	54,978	5,770	56,990	20,043

Net income (loss)	$87,154	$(31,215)	$87,080	$(455,505)

Net earnings (loss) per share:
Basic	$1.47	$(0.47)	$1.34	$(9.01)
Diluted	$1.42	$(0.47)	$1.30	$(9.01)

Weighted average number of shares outstanding:
Basic	59,166	66,326	64,841	50,552
Diluted	61,531	66,326	67,228	50,552

(A)  Includes charges of $4,541 and $15,054 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan for the three and nine months ended September 29, 2006.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(in thousands)	Three Months Ended		Nine Months Ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Geographic Sales:

Americas:
Cataract/Implant	$53,630	$45,485	$153,127	$126,648
Laser Vision Correction	40,245	41,822	135,370	57,115
Eye Care	25,517	19,215	70,620	51,485
Total Americas	$119,392	$106,522	$359,117	$235,248

Europe/ Africa/ Middle East:
Cataract/Implant	$41,607	$43,042	$138,507	$143,585
Laser Vision Correction	4,264	3,022	12,244	4,748
Eye Care	22,382	25,073	58,082	73,627
Total Europe/ Africa/ Middle East	$68,253	$71,137	$208,833	$221,960

Japan:
Cataract/Implant	$18,226	$18,570	$50,940	$55,616
Laser Vision Correction	1,153	1,698	2,964	1,933
Eye Care	21,678	23,453	49,463	77,956
Total Japan	$41,057	$43,721	$103,367	$135,505

Asia Pacific:
Cataract/Implant	$11,744	$13,328	$37,507	$39,032
Laser Vision Correction	5,165	3,678	14,596	4,659
Eye Care	12,991	9,847	30,451	31,439
Total Asia Pacific	$29,900	$26,853	$82,554	$75,130

Total Geographic Sales	$258,602	$248,233	$753,871	$667,843

Product Sales:
Cataract/Implant
Intraocular lenses	$69,740	$63,241	$211,895	$191,490
Viscoelastics	30,766	30,950	92,483	97,811
Phacoemulsification products	20,126	20,598	63,767	59,854
Other	4,575	5,636	11,936	15,726
Total Cataract/Implant	$125,207	$120,425	$380,081	$364,881

Laser Vision Correction:
Procedures and related	$33,060	$31,111	$109,966	$40,944
Systems	9,910	11,116	30,688	12,877
Microkeratome	2,564	2,663	8,005	7,443
Service and parts/other	5,293	5,330	16,515	7,191
Total Laser Vision Correction	$50,827	$50,220	$165,174	$68,455

Eye Care:
Multi-purpose solutions	$48,094	$41,101	$123,303	$121,949
Hydrogen-peroxide solutions	18,285	18,429	48,418	59,119
Other	16,189	18,058	36,895	53,439
Total Eye Care	$82,568	$77,588	$208,616	$234,507

Total Product Sales	$258,602	$248,233	$753,871	$667,843

	Three Months Ended			% Exchange
	September 29, 2006	September 30, 2005	% Growth	Impact
Net Sales:
Cataract/Implant	$125,207	$120,425	4.0%	0.9%
Laser Vision Correction	50,827	50,220	1.2%	0.4%
Eye Care	82,568	77,588	6.4%	0.3%
	$258,602	$248,233	4.2%	0.6%

	Nine Months Ended			% Exchange
	September 29, 2006	September 30, 2005	% Growth	Impact
Net Sales:
Cataract/Implant	$380,081	$364,881	4.2%	(1.5)%
Laser Vision Correction	165,174	$68,455	141.3%	(0.1)%
Eye Care	208,616	234,507	(11.0)%	(1.4)%
	$753,871	$667,843	12.9%	(1.3)%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	September 29,	December 31,
	2006	2005
Cash and equivalents	$38,777	$40,826
Trade receivables, net	233,574	238,761
Inventories	126,619	104,820
Working capital, excluding cash	199,131	178,063
Total debt, including current portion	882,805	560,000
Stockholders’ equity	688,675	1,010,062

	Three Months Ended
	September 29,	September 30,
	2006	2005
Depreciation and amortization	$18,753	$16,606
Capital expenditures, excluding acquisitions	8,277	9,074

	Nine Months Ended
	September 29,	September 30,
	2006	2005
Depreciation and amortization	$52,609	$35,469
Capital expenditures, excluding acquisitions	30,064	29,158